THIS CONVERTIBLE NOTE AND ANY SECURITIES ISSUED UPON CONVERSION UNDER THIS CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS CONVERTIBLE NOTE, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAW OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS EVIDENCED BY AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY AND THE COMPANY'S LEGAL COUNSEL.



                            RESTATED PROMISSORY NOTE


                                                                      $1,000,000
                                                                Orlando, Florida


August 31_, 2004

         This Restated Promissory Note is entered into effective as of June 30, 2004.

         FOR VALUE RECEIVED, and pursuant to the Final Order Confirming Debtor's Plan Of Reorganization dated May 4, 2004 entered by the United States Bankruptcy Court, Middle District of Florida, Orlando Division, LASERSIGHT TECHNOLOGIES, INC, a Delaware corporation, and LASERSIGHT INCORPORATED, a Delaware corporation, (together, jointly and severally, hereinafter called "Maker") promise to pay to the order of NEW INDUSTRIES INVESTMENT CONSULTANTS (HK) LTD. (together with any subsequent holder of this Note, hereinafter called "Holder"), at its office at 1606 Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong, or at such other place as Holder may from time to time designate, the principal sum of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), with interest thereon from the date hereof at an interest rate of nine percent (9%) per annum. The foregoing interest and principal will be payable as follows:

                  On the first day of each month, accrued interest shall be paid in full.

                  On June 30, 2007 ("Maturity Date"), the entire principal balance of this note, together with all accrued interest and all other charges, fees, costs and expenses, shall be paid in full.

         In addition, on the execution date of the Note, Maker shall pay Holder the additional sum of $25,000.00 as an origination fee.

         This Note may not be prepaid, in part or in full, except with the prior written consent of Holder. At Holder's option, which may be exercised at any time prior to the Maturity Date, the principal balance of this Note shall be prepaid by Maker as follows:

                   Maker shall, within five (5) business days following receipt of Holder's written notice that such option has been exercised, at Maker's sole expense, deliver to Holder (i) TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) shares of the common stock of LaserSight Incorporated (the "Issuer"), and
                   (ii) customary indemnities, warranties, registration rights agreements, endorsements and other agreements, in a mutually agreed form, as are necessary to ensure that the shares transferred to Holder are duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and other claims, duly and properly registered under all applicable federal and state securities laws, and freely transferable by Holder without further registration or any other action.

                   Upon Holder's exercise of such option, Maker's delivery to Holder of such shares and other documents, and Maker's payment of all reasonable costs and expenses incurred in connection therewith, Maker shall have no further obligation to pay the principal amount of this Note, and Maker's sole obligation to Holder hereunder shall be the payment of unpaid interest accrued hereunder which was due on the date such shares were delivered by Maker to Holder. Upon delivery of such shares, Holder shall immediately deliver to Maker this Note duly marked "cancelled".

         This Note restates part of the indebtedness evidenced by the Promissory
Note in the original principal amount of $2,000,000 dated December 1, 2003 from Maker to Holder ("Prior Note"), and this Note constitutes a part of the "Obligations", as defined in that certain Security Agreement dated December 1, 2003 between Maker and Holder ("Security Agreement"). This Note should not be construed in any way to (i) constitute a novation with respect to the indebtedness evidenced hereby and by the Prior Note or with respect to the liens described in the Security Agreement, or (ii) limit or impair the rights of Holder with respect to such indebtedness and such liens. Maker acknowledges and agrees that the Security Agreement remains in full force and effect and secures repayment of this Note to the same extent and with the same priority as the Prior Note.

         Interest hereunder, if not paid when due, may at Holder's option, without notice to Maker, be added to the principal balance and bear interest at the interest rate applicable to principal.

         If the entire principal balance is not paid in full by the maturity date, Maker will pay interest thereafter at the rate of twelve (12%) per annum from the maturity date of the Loan.

         All payments hereunder will first be credited to interest and lawful charges then accrued and the remainder to principal.

         All interest on this Note will be computed on the basis of the actual number of days elapsed in a 360-day year.

         Maker, endorser, surety, guarantor, or other parties to this Note (all of whom are hereinafter called "Obligor") jointly and severally agree as follows:

         Obligor will be in default under this Note upon: (a) nonpayment of any interest or principal or any other monetary obligation under this Note within five (5) days after the due date; (b) failure of any Obligor to perform any non-monetary agreement under this Note or under any other part of this loan transaction within thirty (30) days after receipt of written notice of such failure (or in the event that such default cannot reasonably be cured within the 30-day period, the failure of such Obligor to commence curing such default within the 30-day period); (c) the taking of possession of any substantial part of the property of any Obligor at the instance of any governmental authority; or
(d) falsity in any material respect of, or any material omission in, any representation or statement made to Holder by or on behalf of any Obligor in connection with this Note.

         Holder will have all of the rights and remedies of a creditor and, to the extent applicable, of a secured party under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of any default under this Note, Holder may at its option and without notice or demand, except as provided below, declare the entire unpaid principal and accrued interest accelerated and due and payable at once, together with any and all other liabilities of any Obligor or any of such liabilities selected by Holder. Notwithstanding the foregoing, prior to exercising its rights for a default, Holder shall provide written notice to Maker and at least three (3) days to cure such default.

         In no event will Holder be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law; nor will any such party be entitled or receive at any time any such charges not allowed or permitted by law, or any interest in excess of the highest lawful rate. Any payments of interest in excess of the highest lawful rate will be credited by Holder on interest accrued or principal or both; except that Maker will have an option to demand refund as to any such interest or charges in excess of the highest lawful rate. Maker acknowledges, stipulates and agrees that the proceeds of this Note are used by Maker solely towards the business operations of the Obligor with the intent to enhance the value of the Issuer.

         No delay or omission on the part of Holder in exercising any right hereunder will operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor, and all other notices are hereby waived by each and every Obligor. Obligor, jointly and severally, promises and agrees to pay all costs of collection and reasonable attorney's fees, including reasonable attorney's fees of any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Holder in enforcing this Note or preserving any right or interest of Holder hereunder. Any notice to Maker will be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address shown below or any other address shown on Holder's records.

         Each Obligor hereby expressly consents to any and all extensions, modifications, and renewals, in whole or in part, including but not limited to changes in payment schedules and interest rates, and all delays in time of payment or other performance which Holder may grant or permit at any time and from time to time without limitation and without any notice to or further consent of any Obligor. Each Obligor will also be bound by each of the foregoing terms, without the requirement that Holder first go against any security interest otherwise held by Holder.

         This Note has been negotiated and prepared in, and shall be governed by the laws of, the State of Florida.

         The Holder is acquiring this Restated Promissory Note, and the securities issued upon conversion hereunder, solely for its own account and not as a nominee for any other party, for investment purposes only, and not with a view to the sale or distribution thereof within the meaning of Section 2(11) of the Act. The Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof in a manner contrary to the Securities Act or the securities laws of any other applicable jurisdictions. The Holder is an "Accredited Investor" as that term is defined in Rule 501(a) promulgated under the Act.

         WAIVER OF JURY  TRIAL.  OBLIGOR AND HOLDER (BY ITS  ACCEPTANCE  OF THIS
NOTE) HEREBY AGREE AS FOLLOWS: (A) EACH OF THEM KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION (AN "ACTION") BASED UPON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY RELATED DOCUMENTS, INSTRUMENTS, OR AGREEMENTS (WHETHER ORAL OR WRITTEN AND WHETHER EXPRESS OR IMPLIED AS A RESULT OF A COURSE OF DEALING, A COURSE OF CONDUCT, A STATEMENT, OR OTHER ACTION OF EITHER PARTY); (B) NEITHER OF THEM MAY SEEK A TRIAL BY JURY IN ANY SUCH ACTION; (C) NEITHER OF THEM WILL SEEK TO CONSOLIDATE ANY SUCH ACTION (IN WHICH A JURY TRIAL HAS BEEN WAIVED) WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND (D) NEITHER OF THEM HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER OF THEM THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

LASERSIGHT TECHNOLOGIES, INC.,                   LASERSIGHT INCORPORATED,
 a Delaware corporation                            a Delaware corporation

By: /s/ Danghui Liu                                  By: /s/ Danghui Liu
                   ---------------------
        Name: ___Danghui Liu______                   Name:       Danghui Liu
                                                           ---------------------
        Title:    CEO & President                    Title:      CEO & President
               ---------------------                        --------------------
        6848 Stapoint Ct.                            6848 Stapoint Ct.
        Winter Park, FL 32792                        Winter Park, FL 32792



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